FOR IMMEDIATE RELEASE

Contact:
Don Duffy or Brian Prenoveau, CFA
Integrated Corporate Relations, Inc.
(203) 682-8200

NYFIX, Inc. Announces $12.6 Million Private Placement

New York, NY June 30, 2006: NYFIX, Inc. (Pink Sheets: NYFX). NYFIX, Inc. (“NYFIX” or “the Company”), a leader in technology solutions for the financial marketplace, today announced it has entered into a definitive agreement with certain clients of a large, Boston-based institutional investor for the purchase of common shares of the Company. The offering will raise gross proceeds of $12.6 million before expenses. The Company is issuing shares of its common stock to pay placement agent fees of 6% of the gross proceeds. The closing of the transaction is expected to occur on July 5, 2006.

Under the terms of the agreement, NYFIX will sell 2.713 million shares of common stock at a price of $4.65 per share, which represents a discount of approximately 3% to the closing price of NYFIX common stock on June 29, 2006. The shares will be issued in a private placement transaction under Regulation D of the Securities of Act of 1933.

The shares of common stock sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States without a registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. NYFIX has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issued in the private placement once NYFIX becomes current in its reporting obligations under the Exchange Act.

The proceeds from the transaction will be used for general corporate purposes, including ongoing working capital needs, investments in technological infrastructure and increasing the capital in the Company’s regulated broker-dealer subsidiaries.

About NYFIX, Inc.

NYFIX, Inc. is an established provider to the domestic and international financial markets of trading workstations, trade automation and communication technologies and through its registered broker-dealer subsidiaries, execution services. Our NYFIX Network is one of the industry's largest networks, connecting broker-dealers, institutions and exchanges. We maintain our principal office on Wall Street in New York City, with other offices in Stamford, CT, London's Financial District, Chicago and San Francisco. We operate redundant data centers in the metropolitan New York City area, with additional data center hubs in London, Amsterdam, Hong Kong and Tokyo. For more information, please visit www.nyfix.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to market and develop its products, the ability of the Company to achieve and manage its strategic initiatives, the effect of increased competition, economic, political and market conditions and fluctuations, the impact of accounting for stock option issuances, ongoing regulatory investigations and other factors described from time to time in the Company's Form 10-K and periodic reports filed with the U.S. Securities and Exchange Commission. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.